Exhibit 23.7

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Fotoball USA, Inc.

As independent public accountants, we hereby consent to the use of our report dated February 1, 2002 included herein in the registration statement on Amendment No. 1 to Form S-4 of K2 Inc. with respect to the balance sheet of Fotoball USA Inc. as of December 31, 2001, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended and the supplemental data, which report appears in the December 31, 2002 annual report 10-K of Fotoball USA, Inc., and to all references to our Firm included in this registration statement.

/s/    Good Swartz Brown & Berns LLP

Good Swartz Brown & Berns LLP

Los Angeles, California

January 2, 2004